Exhibit 99.2

Operator

Good day, ladies and gentlemen and welcome to the Second Quarter 2005 SoftBrands Incorporated Earnings Conference Call. (Operator Instructions)

I would now like to turn the presentation over to your host for today’s conference, Mr. George Ellis, Chairman and Chief Executive Officer of SoftBrands. Please proceed, sir.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Thank you, Verica. And good morning and thanks to each of you for joining us on the call today. On the phone with me are Randy Tofteland, our President and Chief Operating Officer; and Dave Latzke, our Chief Financial Officer. And we’re having this conference call in conjunction with the issuance that we made this morning of our second quarter 2005 financial results where we issued a press release and also filed a Form 10-Q.

This morning we’ll spend a few minutes reviewing our second quarter financial results, the performance of our two businesses and provide updates on several important matters to our shareholders. And then at the end of this, we’ll take your questions. We’re also using a new mechanism for delivery of our conference call this morning. We are broadcasting the call today on webcasting, in addition to the normal dial-in, as we believe this vehicle provides for broader dissemination of information. Please tell us what you think about this vehicle.

Before we provide our remarks, I need to make sure that we tell you about the appropriate level of caution that you should consider with respect to this call. So I’m going to read a prepared statement with respect to that. And in the next conference call, I’m hoping we’ll have somebody else read this prepared statement first.

I need to state that all statements other than the historical facts included in these remarks regarding future operations are subject to the risks inherent in predictions and forward-looking statements. These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They include risks, uncertainties and assumptions identified in filings by SoftBrands with the SEC, including changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve; our ability to timely complete and introduce, and the market acceptance of, our new products; our ability to properly document our sales consistent with the manner in which we recognize revenue; our ability to manage international operations; our ability to maintain and expand our base of clients on software maintenance programs; the effects of and our ability to rapidly adapt to changes in standards for operating systems, databases or other technologies; and our ability to maintain compliance with our debt agreement.

Before I move into our detailed remarks, I would like to tell each of you how truly proud I am with the progress that your SoftBrands employees have made over the last few years. All of our people have had to drive success through some fairly unusual circumstances. Our corporate history, financing structure and lack of ability to address the financial markets have provided unique challenges to each of our employees. Each of our employees has risen to this occasion and I’m very excited about the performance we can demonstrate, when we have finally removed the historical obstacles to our success. When we wrap up this call, we will have an opportunity to discuss the final steps necessary to remove some of these historical impairments. We’ve built a software company that is truly world class, and we’re looking forward to demonstrating that to you.

Now I’ll ask Dave to review our financial results.

David Latzke  - SoftBrands, Inc. - Chief Financial Officer

Thanks George. For the second quarter, we reported a net loss of $895,000 or a loss of $0.02 per diluted share. This was for the quarter ended March 31, 2005. That compares with the net loss of $7.3 million or a loss of $0.18 per diluted share in the same quarter last year. The net loss in the 2004 quarter, that would be the quarter last year, includes a $6 million charge for the change in value of our common stock warrant that was outstanding at that time and income from discontinued operation of $133,000. We posted operating income in the quarter of $403,000 compared with operating income of $23,000 in the same quarter of last year.

Second quarter 2005 operating profits benefited from a $261,000 credit to restructuring expense related to the cancellation of a lease obligation in the United Kingdom. Operating income in the prior year quarter was reduced by restructuring charges of $365,000.

Both of our businesses continued to show improvement in operating income. In the second quarter of ‘05, operating income, in our manufacturing business increased $1.1 million and our hospitality business increased by $1.3 million.

During this quarter, our gross profit rate improved to 56.5% of revenues from 51.5%. This was due to improved maintenance gross margins in our hospitality business, increased revenue generated from our manufacturing customer base without a corresponding increase in costs and savings from our customer support center in Bangalore, India.

Our research and development expense was just over $2 million in this quarter, or 11.7% of revenues. This compared to $2.3 million or 13.4% of revenues in the same quarter last year. Second quarter 2004 had unusually higher research and development spending because of intense efforts to improve our hospitality products at that time. We are continuing to push our research and development efforts to our right shore locations, gaining two to three times leverage on our R&D dollar while building a scalable infrastructure for future growth.

In the quarter, our selling and G&A increased significantly due primarily to cost associated with our Sarbanes-Oxley compliance. Because of the SEC deferral for non-accelerated filers, which we are, we were able to postpone some of our work, which we would have done in the third and fourth quarters of this year. We were able to postpone that work to fiscal 2006. We will continue on our SOX project this year, but at a much more controlled pace and we will be able to use internal resources to a greater extent. Some of the costs we originally anticipated in the second half of this year will be deferred to fiscal ‘06 as I mentioned a minute ago. We also saw increased marketing expenses in this quarter primarily related to our Fourth Shift Edition for SAP Business One.

Now let me turn to revenues and talk a little bit more about revenues. Total revenues in the second quarter were $17.4 million, an increase of more than 3% from the $16.8 million in the second quarter of 2004. This reflects about a 3% decline in manufacturing revenue, which was more than offset by an increase of more than 20% in hospitality. In a couple of minutes, Randy will say more about our revenue performance.

Maintenance revenue accounted for 63% of total revenues in this quarter. This is an important measure of our success, and reflects the significant effort we put towards customer loyalty. Our manufacturing software segment generated 69% of revenues for the quarter, and our hospitality software group, 31% for the quarter. From a global standpoint, 55% of revenues were generated in the Americas, 32% in our EMEA region and 13% in our Asia Pacific region.

Shifting to our balance sheet and cash flow statement, from a cash standpoint, at the end of the current quarter, we had about $9.1 million in total unrestricted cash, which is down slightly from our September year end. We generated $550,000 in cash from continuing operations during the six-month period ended March ‘05, compared to using cash of $252,000 in the period ended March 31, 2004.

And lastly, let me briefly review some year-to-date financial results, so this would be for the six-month period ended March 31, ‘05. We reported a net loss of $1.561 million or a loss of $0.04 cents per diluted share for this six month period, compared with a net loss of $7.616 million or a loss of $0.19 per diluted share for the first six months of last year. The net loss in 2004, last year, includes three items that I want to mention specially; $1.5 million of restructuring charges; and charges of $6.4 million related to the common stock warrant that I talked about earlier; and, the third item, income from discontinued operations of $2.3 million of the trust distribution that we received in December ‘03.

Operating income for the 2005 six-month period was $567,000, compared with an operating loss of $1.1 million in the prior period. Revenues for the six-months ended March 31, ‘05 was $34.7 million, compared with $34.2 million in the prior period.

We are continuing to build our capability as shown through our headcount increases during the quarter. During the current quarter, we hired 40 people, and 22 of those 40 people were part of our Indian operations.

At this point, I’d like to hand it over to Randy who will highlight our operational performance in the quarter.

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

Thanks, David. I will briefly review both our manufacturing and hospitality businesses. In our manufacturing business, revenues were down slightly in the quarter to $12 million from $12.3 million in the 2004 quarter. This 2.8% decline reflects a decrease in software license revenues, which was partially offset by a single digit increase in maintenance revenues. We were able to increase our maintenance revenues because of better customer retention, and because our customers are adopting new service offerings like remote systems management. This is a service that has been well received in the United States, and we have plans to operate in our other geographies.

Our license revenues and manufacturing business were impacted by our decision to shift sales resources to Fourth Shift Edition for SAP Business One, which did not book any revenues in the second quarter, since its general release occurred after quarter close. Our operating income in manufacturing rose more than 58% to more than $3 million from $2 million in the prior year quarter. This is a result of cost savings from our Bangalore, India customer support center and an overall reduction in operating expenses.

I’m very happy to tell you that on April 29, 2005, Fourth Shift Edition for SAP Business One was released for general availability. As of the end of the quarter, we had already secured nine customer contracts for the product, and we will start to book revenues for these contracts in the third quarter. Fourth Shift Edition for SAP Business One is a powerful set of software applications that combine the sophisticated business controls and intuitive navigation of SAP Business One, with the flexibility and scalability of the functionally rich Fourth Shift manufacturing system.

Fourth Shift Edition for SAP Business One is an affordable solution for small and mid-sized manufacturers that need to implement their first enterprise system or replace dated ERP legacy systems. We are extremely excited about the Fourth Shift Edition for SAP Business One and its potential.

Now, let me turn to hospitality where we are really seeing the benefits from a restructuring of this business, which began in September 2003. Second quarter revenues in hospitality increased more than 20% in the quarter to $5.4 million from $4.5 million in the prior year quarter. This double-digit increase was a result of two factors. First, we benefited from a PORTfolio development project to add timeshare capability, which was booked this quarter, and we are comparing against an unusually weak result in the second quarter of 2004. Second quarter operating income for hospitality increased significantly to $1.5 million from $179,000 in the prior year quarter. The lion’s share of this improvement is a result of the increased license and professional services revenue.

We continue to accelerate our new business efforts in hospitality as well. With the new releases of Medallion 6.0 and PORTfolio 3.1, our sales teams have more to offer to both existing and potential new customers. Sales in Central Europe had been strong for Medallion and PORTfolio is doing very well in UK markets. As we highlighted in the earlier news release, we began offering our Medallion product in China, a market that is experiencing rapid hotel growth.

So in summary, it was a good quarter from an operating perspective with both our businesses contributing to improvement in operating income. And now I’ll turn it back to George.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Thanks, Randy. And hopefully, you’ll see from the comments that Dave and Randy provided that the strength of the business and the performance is continuing to improve. I wanted to spend a few minutes – excuse me, and update you on some things of more general shareholder interest.

First, I’d like to provide you a very brief update on the situation with the liquidating trust. We’ve been advised that the liquidating trust has reached settlement in one of the actions it is pursuing, and anticipates, in accordance with that settlement, a substantial collection within the next several months. SoftBrands has not been advised as to the precise amount of the anticipated collection, the exact time of the collection or whether the liquidating trust will make an immediate distribution to its beneficiaries or SoftBrands. If the distribution were to occur, SoftBrands would be entitled to receive a portion of the settlement. As many of you know we retain a 10% interest in net collections after expenses by the liquidating trust.

In December 2003, we received the cash distribution of $2.9 million from the Trust, which was recorded as income from discontinued operations. Beyond our 10% of net collections, the company has no affiliation with the Trust. That means we can’t predict or comment when future distributions, if any, might occur.

Second, let me share with you some of the important matters that we are asking our shareholders, you, to vote on at our annual meeting. We filed a preliminary proxy statement on May 6 with the Securities and Exchange Commission and look forward to mailing that proxy shortly. Our current target date for the annual shareholders meeting, as outlined in that proxy, is June 21st. There is a possibility that that date may change based on the timing or finalization of any SEC comments on a proxy or on our amended Form 10. We have a few open comments with the SEC and are looking forward to timely resolution of those comments.

At the shareholders meeting, in addition to the election of two directors myself and Dann Angeloff, we are asking shareholders to vote on two other matters. Let me review those with you now. First, as we’ve mentioned in previous calls, we are asking shareholder approval to give our board of directors the authority to enact a reverse stock split. The reverse split would help return our share price to a price level that will satisfy the minimum bid requirements for listing our common stock on an exchange such NASDAQ or AMEX. This reverse split, if implemented, would also increase our common stock to a range that might make it more attractive to institutional investors.

If approved by the shareholders, the board would consider but not be obligated to approve a split ratio in the range 1-for-3 to 1-for-5. If approved and implemented, the primary effect of the reverse split would be to reduce the number of shares of our outstanding common stock from approximately 40 million to a range of about 8 million to 13.4 million shares. Depending on the reverse stock split ratio determined by our board, the exercise price and the number of shares of common stock issued both under our outstanding warrants options and preferred stock, would be adjusted accordingly upon the reverse stock split based on the ratio.

As we indicated in the preliminary proxy, based on listing standards, and our current capitalization of stockholders equity, we anticipate that we will apply for listing with the American Stock Exchange.

The second key matter we are asking our shareholders to consider is an amendment to our 2001 stock incentive plan, which would increase the number of shares available for employees under the plan. We use stock-based incentives as the primary long-term incentive for our employees and to tie compensation to performance.

We feel we need these incentives to compete with other technology companies and retain our talented employees. I will remind you that earlier in the year, we issued stock options to all of our employees. As of March 15, 2005, we had 1.4 million shares available for future grants. We are seeking an additional 1 million shares to be available for grants. Without this amendment to our plan, we believe it will be harder for us to attract and retain employees.

One other update with respect to our shareholder information is last week we announced a key new addition to our Board of Directors, Doug Lewis. Doug has served as Chief Information Officer at Carnival, Six Continents Hotels, AT&T/Lucent and the Pratt & Whitney Division of United Technologies. His broad technology capability coupled with in-depth expertise in our two major verticals makes him the perfect board candidate for us and we’re very fortunate to have him join us.

Let me make some final comments and then we’ll take your questions. As I said earlier, this leadership team is pleased with second quarter results and our prospects moving forward. We are optimistic about SoftBrands future for several reasons. First, as Randy went through, both of our businesses are stable, performing well and contributed to our profitability. Secondly, we have an exciting new offering for the market, just come out this quarter with the Fourth Shift Edition for SAP Business One.

And finally and by no means last, we have a great group of dedicated employees that are committed to making SoftBrands a success in the marketplace. Now we would be very happy to take your questions. Verica.

QUESTION AND ANSWER

Operator

(Operator Instructions)

And your first question comes from the line of Richard Koppel (ph), Private Investor. Please proceed.

Richard Koppel Private Investor

Good morning. I guess this question would best be addressed to Mr. Latzke. I realized that the company cannot give a precise number for when it expects for the distribution from any settlement of the Trust. But I was wondering if an estimate or range can be given of what the company expects to recover?

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

This is Ellis. It’s probably more appropriate I answer. We kind of divied up responses to a lot questions so Richard I got the Trust questions. We can’t make any comment on any of that. The trustee has made his e-mail address available to folks. You’re more than welcome to contact him, but there is really a line of responsibilities between the company and the trust that we can make no comments with respect to that.

Richard Koppel Private Investor

Okay. I appreciate that and actually I’ve been advised that there might something coming up in the press by the Trust this week depending on – unsealing of some information through the court?

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Well, we’d both like to read about that. That would be great.

Richard Koppel Private Investor

Thank you.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Thank you Richard and sorry we can’t say more.

Operator

And your next question comes from the line of Jason Polansky of Juniper Capital. Please proceed.

Jason Polansky  - Juniper Capital - Analyst

Good morning. I was hoping to get a little bit more information or clarify what you were saying about your Fourth Shift Edition? And I guess what I heard was, you really launched on the last, what was the last date of the quarter? And now you have — you said nine contracts in hand by what date, could you clarify that for me?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

Yes. This is Tofteland. The answer is we had nine contracts at the end of this prior quarter.

Jason Polansky  - Juniper Capital - Analyst

Okay. There’s no revenue. So I guess on the revenue recognition side, what had to happen to all your recognized revenue there?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

We have to ship software on those contracts and that allows us to recognize revenue in this quarter.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Yes. And then if I can make one comment Jason, you started it with the assumption that the product was available in the last day of the prior quarter, it was actually available on April 29th.

Jason Polansky  - Juniper Capital - Analyst

Okay.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

So — at the end of the first month of our third fiscal quarter.

Jason Polansky  - Juniper Capital - Analyst

Okay. Confusing. And so the revenue is not — there wasn’t any revenue recognized last quarter because you have that installation before you can recognize or...

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

Yes. We have to ship the final available market software, which we — the product became generally available on April 29th, which was the end of our first month of this quarter. So we shipped software on those contracts in this third quarter.

Jason Polansky  - Juniper Capital - Analyst

Okay, got you. Thank you. Can you help us, maybe a little bit less for one format, I would put myself in that category probably, what kind of a market opportunity do you believe this product has? And how and why that’s different than maybe your previous offerings?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

Well, let me start with the how and why. It’s primarily the power of our two brands. So Fourth Shift is a well known mid market ERP product. The SAP brand obviously is a very strong security brand for the markets. The combination of both the technology that’s becoming a combined product has, as well as the strength of the two brands really provides this differentiation.

Jason Polansky  - Juniper Capital - Analyst

Is there anything that you can say about the size of the market opportunity that you have there?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

Well, the overall available market for mid-market ERP numbers, obviously, doesn’t change because we’ve come with a new product, so if you just think how many manufacturers there are in the world. We think it’s the differentiation - we’ll lead the differentiation that I spoke of earlier will provide us the opportunity to capture more share of that market.

Jason Polansky  - Juniper Capital - Analyst

Future-wise is there — are there new enhancements to this product from past editions that you weren’t able to provide before?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

The Business One part of the product that comes from SAP is a combined financials and CRM product. So there is an embedded CRM capability in the product that we did not have as — that was native to Fourth Shift, that is now made up to the Fourth Shift edition’s update, that’s a functionality enhancement. The usability — the SAP Business One product user interface is very highly regarded and it’s that user interface now goes across both the Fourth Shift manufacturing capability, as well as the financials in CRM that come from the SAP Business One product.

Jason Polansky  - Juniper Capital - Analyst

Okay. All right, thank you very much.

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

You’re welcome.

Operator

(Operator Instructions) And at this time, you have no further questions.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Verica, we’ll wait a couple of minutes here and see if folks want to get online, we kind of provided what we intended to do in each of these calls is, continue to provide increasing information to investors and this is the best opportunity for folks to have a chance to ask management the questions. Next potential opportunity will be you folks who want to come to Minneapolis for our Shareholder Meeting, which again, as I mentioned is, currently scheduled for June 21st, but that date has the potential to change and we’ll know later this week, I think, whether it will change or not. So, we would like to give folks the chance to ask any question they want to ask, so anybody else out there has any questions.

Operator

Yes. We have a question from the line of Rich Maisiak (ph) of SoftBrands. Please proceed.

Rich Maisiak  - SoftBrands

Great. Yes, good morning. I’’d just like to touch a little bit more about the Business One product, and apparently there has been some sales or contracts where the revenue hasn’t been booked. Yet how about — can you tell me about how many contracts have been made that haven’t been booked yet?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

Yes. Again at the end of — this is Tofteland; at the end of the second quarter or at the end of March, we had nine contracts that were booked with new Fourth Shift Edition for SAP Business One clients.

Rich Maisiak  - SoftBrands

Okay. Also there is a rumor that there is an article somewhere that there is a CRM product possibly being developed for Business One in this — by December. Is that true or is that a sort of a misconception or what?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

There exists as part of it a key Business One, the product — the native product SAP Business One, again as a — really two primary applications. A financials application, very broad, horizontal financials application, and CRM, which includes contact management and so forth. When we —

and that is the Fourth Shift product manufacturing application into the Business One application to combine a — effectively a new product called the Fourth Shift Edition for SAP Business One. We do take advantage of portions of that CRM package. So, already existing in the Fourth Shift Edition for SAP Business One is a CRM that we use for things like contract management.

Rich Maisiak  - SoftBrands

Okay. I see. One final question. This has to do more with the listing plans for the future. I might have missed this part of the presentation. What were the exchanges that you were considering for to be listed on? Is it the NASDAQ and AMEX, and is there one preferred over the other?

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

The two that we’d like to list on a national market — this is George, that’s really to make sense our MX, the NASDAQ — excuse me — and the one that we think we have the most likely ways to qualify through a couple of different ways is the American Stock Exchange. Our current thinking is that that would be the exchange that we would list on.

Rich Maisiak  - SoftBrands

Okay. Thank you.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Thanks, Rich.

Operator

And you have a follow-up from the line of Jason Polansky. Please proceed.

Jason Polansky  - Juniper Capital - Analyst

Hi, there. Just to clarify on the new contracts. Those are new contracts with new customers to SoftBrands, is that correct?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

Yes. That’s correct.

Jason Polansky  - Juniper Capital - Analyst

Okay. Am I correct in estimating there is also potential upgrade cycle as well with existing customers?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

Overtime, we think that’s another market opportunity.

Jason Polansky  - Juniper Capital - Analyst

Okay. But that’s not something that’s going on right now?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

That’s correct.

Jason Polansky  - Juniper Capital - Analyst

Okay. Have you — are you willing to kind of inform us on what the — what kind of a base system pricing would be of the new Fourth Shift product?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

The — we would anticipate that the average sales contract would be in the range of $150,000 to $200,000.

Jason Polansky  - Juniper Capital - Analyst

Okay. And then, what would typical maintenance contract be going up — ongoing with that per year after that?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

Our standard maintenance terms are 20% on the list price of the license.

Jason Polansky  - Juniper Capital - Analyst

Okay.

Operator

Sir, you also have a follow-up from the line of Richard Koppel. Please proceed.

Richard Koppel Private Investor

Yes. A couple of questions; one is a follow-up that I was talking about. There were nine contracts signed prior to the end of the second quarter for Fourth Shift Edition, is that correct?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

Yes, that is correct.

Richard Koppel Private Investor

And I’ve got the figure, as to how much revenue is being recognized in quarter three. Can you tell us, if that revenue is from all nine of those contracts or how many of them?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

It is not from all of the contracts and we would — so we would expect some additional ongoing revenues.

Richard Koppel Private Investor

Okay. Now, I believe I asked this last quarter, it was something that the company didn’t feel like that they could give out, perhaps they still cannot give it out. Could you tell us what EBITDA has been for last six months?

David Latzke  - SoftBrands, Inc. - Chief Financial Officer

What we - and I do appreciate the question and I think you did ask it last quarter. What we have done in our reporting is we’ve gone away from EBITDA, you may know, the SEC is very strong on not presenting non-GAAP financial measures, GAAP being generally accepted to accounting principless. EBITDA is technically a non-GAAP measure, so consistent with the SEC’s desire, we are moving away from EBITDA. However, if you want to present or if you want to compute that it’s a fairly easy calculation, if you simply take our operating income from our P&L and add back our cash from our cash flow statement, add back depreciation and amortization. Depreciation and amortization are a line item on our cash flow statement and that will get you pretty close to what EBITDA is.

Richard Koppel Private Investor

Okay. I was trying — actually trying to compute it from all sums...

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

There maybe one...

Richard Koppel Private Investor

What about the interest?

David Latzke  - SoftBrands, Inc. - Chief Financial Officer

There maybe one other piece you need to add to operating income and that’s below the line there is some non-operating P&L items that you would add back to EBITDA. But clearly, interest is not included in EBITDA.

Richard Koppel Private Investor

Okay. That’s about it. Thank you.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Thank you.

Operator

And we also have a question from the line of Mike Mitchell (ph) of Kellogg Capital (ph). Please proceed.

Farooq Farooqi  - Kellogg Capital - Analyst

Yes. Hi, this is actually Farooq Farooqi (ph) from Kellogg. Good morning.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Hi Farooq, how are you?

Farooq Farooqi  - Kellogg Capital - Analyst

Very good. How are you?

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Great.

Farooq Farooqi  - Kellogg Capital - Analyst

Well — congratulations on a good quarter.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Thank you.

Farooq Farooqi  - Kellogg Capital - Analyst

Just wanted to find out, are you guys open to giving any guidance on revenue and EBIT for 2005 at this point?

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

What we’ve decided to do on guidance is, we are not going to prepare guidance or present guidance right now. We will continue to evaluate that each quarter. But right now we are not providing guidance.

Farooq Farooqi  - Kellogg Capital - Analyst

Okay. Fair enough. Could you — just some housekeeping. Can you give us — what actually — just if actually go back to guidance but — just smaller point here cash taxes, could you give us an idea of what’s your expectation for cash taxes is for 2005 and also cash interest?

David Latzke  - SoftBrands, Inc. - Chief Financial Officer

What I can say about taxes is as you can probably see or have seen in our annual report; we have a fairly considerably large net operating loss carry forward. So a good share of our income is protected with NOL. We do pay some foreign taxes. We do pay some state taxes and we do pay some US federal AMT taxes. So, the general answer is a large share of our earnings are protected with NOLs. Relative to — was interest your second question?

Farooq Farooqi  - Kellogg Capital - Analyst

Yes.

David Latzke  - SoftBrands, Inc. - Chief Financial Officer

You can — if you look at our debt agreement, our debt agreement had 14% interest and you can see by our balance sheet we have limited amount of capital leases and we have some debt relating to the Medallion acquisition, which is relatively small compared to the 20 million. So, you can pretty much compute our cash interest expense from the debt agreement.

Farooq Farooqi  - Kellogg Capital - Analyst

Okay. And one last question, just in reading on some weakness or weak trends in certain parts of Europe, I just wanted to hear about what you’re seeing out there in, just in terms of outlook, specifically Germany?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

This is Tofteland. I can’t comment specifically on Germany, but as I indicated earlier in our comments, we’ve — specifically on our hospitality side of our business, we’ve had strong market acceptance of our PORTfolio — recent PORTfolio and Medallion releases. So as an indicator intended to greater Europe market.

Farooq Farooqi  - Kellogg Capital - Analyst

All right. Great. Well, thank you very much.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Thanks a lot, Farooq.

Operator

And you also have another question from the line Jason Polansky. Please proceed.

Jason Polansky  - Juniper Capital - Analyst

Hi, previous answer confused me, and I may have left. Did you say that you have given the revenue number for that currently recognized on Fourth Shift sales in Q3?

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Yes.

Jason Polansky  - Juniper Capital - Analyst

Okay.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

I’ll try to be as clear, because I know there are a number of questions and interest in this. The nine customers that we had signed contracts with at the end of the March quarter, we had zero license or services revenue in the March quarter, because as Randy said we had not shipped the product. The product was available for general lease at the end of April, which is our third fiscal quarter and subsequent to that we began shipping product to some of the nine customers. Each of those nine customers are at different stages of their implementation, eventually they will all take the product. We’ve shipped product to a share of those nine, we’ve recognized approximately $350,000 of license revenue in the June quarter, which we have not yet reported it’s quarter one right now. So, in the June quarter, we’ve recognized about $350,000 license and we will recognize some service revenue as we go through the quarter.

Jason Polansky  - Juniper Capital - Analyst

Okay. That’s great. Thank you. And do you anticipate about the same lag time between the — end of quarter and the call as you had this quarter?

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Our plan for the next, at least the next few quarters is we want to have our earnings release call, the same day we file our 10-Q. We think that’s the best way to get information to our shareholders. You can have the Q in front of there — that gives us the ability to talk to the information in the Q and we just think that’s the best way to give information to the shareholders. So the answer to your question is yes, we anticipate earnings calls the day our Qs are due. And just to make note of our next quarter will be August 15th and then December — I’m sorry September, which is our fiscal yearend, of course we will not have a Q for September, we’ll have 10-K which is due at the end of the calendar year. We anticipate our earnings call for the September quarter, and then the fiscal yearend, to be December 21. So that’s the day we would expect to file our K and have our conference call.

Jason Polansky  - Juniper Capital - Analyst

Great. Thank you.

Operator

You have a follow-up from the line of Mike Mitchell of Kellogg Capital. Please proceed.

Farooq Farooqi  - Kellogg Capital - Analyst

Hi. It’s Farooq again. I know you guys cannot or won’t talk about the amount from the liquidating Trust. Can you share with us of any specific plans that you may have in terms of the distributions process regardless of what the amount is?

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Well, please remember, the distribution process is — this is George; it is not ours. We have no plans for the distributions process. That’s managed by the Trust also. So as the Trust gets ready to — if they decide to make distributions then an amount comes to beneficiaries of the Trust and an amount comes to SoftBrands based upon its right to receive 10% of the net distributions from the Trust. So we don’t make plans; that’s the short answer.

Farooq Farooqi  - Kellogg Capital - Analyst

And what about the distribution to the shareholders?

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

We don’t — and this is — any distribution that would come from the Trust would go to the people who are beneficiaries of the Trust. And they may or may not be SoftBrands shareholders, but at one time they would have been shareholders of our former parent company. So, any distribution that a current shareholder of SoftBrands might receive would be a function of their status with respect to the Trust.

Farooq Farooqi  - Kellogg Capital - Analyst

Okay. Then George, I’m sorry, I just want to — just started to nail this down a little bit more. What would you — what do you plan to do with the proceeds?

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

What do we plan to do with whatever proceeds we might receive from the litigation Trust? Well, first of all, we would plan to put in the bank, and I don’t mean to be flip there. And then, secondly, depending upon what our financial situation was like, one of these days we’re going to get out of debt. And part of the time, when we set up our existing credit relationship with Capital Resource Partners, I mentioned the folks that there were three ways for us to get out of debt. One was the old fashioned way paid-off overtime; another one was if there was some success with this litigation Trust that some of that proceeds could be directed towards the repaying of the debt; and then third is at some point it maybe make sense to address the equity markets and raise money to get out of debt. So, to the extent that there are distributions from the Trust and to the extent that its significant, then I’m guessing our first priority be work our way out of debt with Capital Resources Partners.

Farooq Farooqi  - Kellogg Capital - Analyst

Thank you.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Thank you.

Operator

You also have a follow-up from the line of Richard Koppel. Please proceed.

Richard Koppel Private Investor

Yes, sorry folks, I’m back.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

We like you being back.

Richard Koppel Private Investor

Okay.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

That’s why we do these calls.

Richard Koppel Private Investor

Well, you just answered my number one question there as to depending on what we do receive when we do receive it the — what it might be used for which is to get out of debt. Talking about the release of Fourth Shift Edition, I think it was on April 29th, I believe what I read — I might misinterpret was that — that time what’s commercially available was only the English language version, is that correct?

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

It’s actually more specific than that. It’s US only.

Richard Koppel Private Investor

Okay. That’s why interrupted for English. Can you — well, I heard Mr. Ellis say that — said not to give guidance, but can you tell us, how many contracts for Fourth Shift Edition have been inked so far during the present quarter?

Randy Tofteland  - SoftBrands, Inc. - President & Chief Operating Officer

No, we are not going to comment on specific product contracts.

Richard Koppel Private Investor

Okay. And I’ll try to squeeze, if it’s out of your sight, I am too late to figure out myself that one reason, of course, I’m interested and I think many are interested because it is now, I think, one of three covenant requirements with the CRP debt. Can you tell us for the first — well, as of the end of the second quarter, how EBITDA measures up this far as exceeding or not meeting the requirement?

David Latzke  - SoftBrands, Inc. - Chief Financial Officer

Maybe a way to answer that is that we’ve got — in any disclosures we would make with you, if they were violation of our debt covenant, you would know it.

Richard Koppel Private Investor

[And I did read somewhere in the 10-Q where all companies have been.]

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Yes. And I do think between the cash flow and the income statement, the EBITDA number is there and I absolutely, Richard, understand your sensitivity towards the debt covenants. And I promise you it is exceeded by at least 3 of the other people on this telephone call here. We are very aware of managing within those covenants and that’s part of the reason for my earlier response to that, if we were to receive cash distributions why that would probably be one of higher priorities, as we would love to have the flexibility and not being subject to those covenants.

Richard Koppel Private Investor

Okay. Well, thanks once again. I apologize if I...

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Ask more questions, we appreciate them.

Richard Koppel Private Investor

Thank you.

David Latzke  - SoftBrands, Inc. - Chief Financial Officer

George, maybe I could add one thing to Richard’s point on the EBITDA because I know he is concerned looking forward to it. There’s also a disclosure in the Form 10-Q for the March quarter that talks about how are being the company’s comfort level that we believe we will achieve the covenants for the next 12 months and that’s why the debt is classified the way it is.

Richard Koppel Private Investor

I saw that.

David Latzke  - SoftBrands, Inc. - Chief Financial Officer

Okay. Good.

Richard Koppel Private Investor

Thank you, Dave.

Operator

As a reminder ladies and gentlemen, if you wish to ask a question, press “star” followed by “one.” And at this time you have no further questions.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

But we will wait one more minute. Okay Verica.

Operator

Sure.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Are there any more questions please? Verica, anybody else there want to ask questions?

Operator

There are no questions in the queue at this time.

George Ellis  - SoftBrands, Inc. - Chairman & Chief Executive Officer

Well, then we’ll move to closing on this. Again, we really appreciate your time this morning. We will continue through press releases and 8-Ks and other filings with the government to make broadly disseminated financial information, part of our — kind of when each of you have and we understand your objectives and push to ask questions about the future ends specifics.

Please understand, as a management team, we understand your desire to have that information. We also are very, very familiar with the requirements of Regulation FD and other elements of disclosure and we’re trying to be very circumspective in the information that we do disclose, but at the same time we’re trying to make more broadly available to all folks at the same time additional financial information. And the two best sources to be aware of that is filings with the SEC at sec.gov, and then, from time to time, at the SoftBrands website, softbrands.com where that information would be available. So with that, Verica, thank you very much, and we’ll end this call.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude your presentation. You may now disconnect. Have a great day.